Exhibit 10.1

mPhase Technologies, Inc.

688 New Dorp Lane,

Staten Island, New York 10306-4933

December 22, 2017

Scepter Commodities, LLC

9841 Washingtonian Blvd., Suite 390

Gaithersburg, MD 20878

Attention: Anshu Bhatnagar

Re:       Letter of Intent (“LOI”)

Dear Anshu:

The purpose of this letter is to set forth certain understandings and agreements among Scepter Commodities, LLC (the “Private Company”), Certain Shareholders of mPhase Technologies, Inc. (Management of the Company “Management ”) and mPhase Technologies, Inc. (“Public Company”) (both Public Company and Management described together as “Sellers”) and with any party individually referred to as a “Party” or collectively the “Parties”), with respect to the potential acquisition by Private Company of a majority interest in Public Company (the “Transaction”). The Parties acknowledge that all provisions of this LOI are non-binding. No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been negotiated and executed between the Parties hereto.

The proposed terms of the Transaction are as follows:

1. Transaction. Sellers will enter into the Transaction with Private Company, the form of which will be suitable to the Parties and will comply with applicable state and federal laws. Public Company is a publicly-traded company in the United States, subject to the reporting requirements of the Securities Exchange Act of 1934, and its common stock trades on the OTC Pink Open Market. Presently, Public Company is in the process of preparing and filing delinquent reports with the U.S. Securities and Exchange Commission (the “SEC”) and it plans to become current in its reporting obligations on or before February 15, 2018. Pursuant to a mutually satisfactory definitive agreement (the “Definitive Agreement”) among Private Company and the Sellers, the Public Company will agree to implement a reverse split of its issued and outstanding common stock (the “Common Shares”) and issue shares to Private Company such that upon closing of the Transaction, Private Company will own 80% of the fully-diluted Common Shares. At closing, Public Company will maintain limited operations with limited material assets or liabilities, with such liabilities estimated to be no more than $350,000.00 in accounts payable and unpaid, debt excluding proxy and other shareholder filings subsequent to the September 30, 2017 quarterly report, otherwise, will have no tax obligations, will not be subject to litigation and will have had no material changes to its business or financial condition from the date of this LOI until such date of closing.

2. Definitive Agreement. The Parties will use their best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, the following provisions:

a.	Prior to the closing of the Transaction, the Public Company’s Board of Directors and the Management will approve a reverse split, the ratio of which is to be determined by the Private Company and Management.

b.	At the closing, Private Company shall receive 80% of the fully diluted Common Shares of the Public Company.

c.	Public Company shall eliminate all liabilities except for up to $350,0000.00 discussed above from its balance sheet and have no ongoing operations as of the closing, or the business will be spun out at a later date.

d.	Public Company shall deliver to Private Company its financial statements, by an accounting firm accredited by the PCAOB and a member of the SEC practice section.

e.	Public Company shall deliver to Private Company, certified transfer sheets (or make same available through the transfer agent) as well as all corporate books and records and support documents for the audits as provided for in item 1(d) above.

f.	All officers and employees shall resign from the Public Company in all current capacities, with no further compensation due under their existing employment agreement other than mutually agreed to consulting agreements if any. For a period of 90 days, the Parties may agree to keep one (1) remaining Director on the Board from the Public Company in order to maintain operating company status.

g.	A condition precedent to the closing of the Transaction shall be an executed agreement by the Management of the Public Company, to vote in favor of the Transaction if need be and to have the Board of Directors and/or holders of the majority of shares of voting common stock execute any documents necessary to affect the sale of a majority interest in the Public Company and as documented in the Definitive Agreement, with all such approvals being obtained as required by relevant state and Federal securities laws.

h.	Public Company acknowledges that within the first sixty (60) days after the closing, the new Board will amend the Public Company’s Certificate of Incorporation to authorize 20,000,000 shares of blank check preferred stock, and of that preferred, the Board shall approve a super voting series of preferred stock in the form set forth in Exhibit A (“Series A Preferred Stock”). The Series A Preferred Stock will be issued to the new principals in exchange for certain contributions such principals will be making to the combined entity.

i.	Public Company agrees to leave one (1) of its existing subsidiaries intact as part of the Transaction, but that subsidiary need not have any assets or operations.

j.	All current known and unknown debts and payoffs and settlements made thereto, estimated at no more than $350,0000, including the disclosed convertible notes, will be the responsibility of the Management of mPhase, and will either be converted to equity (and included in the 20% hold back) or will be repaid, and shall not be the responsibility of the Private Company pre or post Transaction. In the event that any debts are presented over the course of the next 36 months that existed prior to this Transaction (even if that amount exceeds the estimated $350,000) such debts will remain the responsibility of Management of mPhase and will either be converted and deemed included in the 20% hold back or will be repaid by the Managment.

k.	During the twelve (12) months that follow the closing of the Transaction, any undisclosed liabilities that are uncovered by Private Company will be the responsibility of the Management to repay or shall be deducted from the 20% initial holdings.

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3. Conduct of Business. On and after the date that this LOI is executed by the Parties hereto, Public Company will cause the operations of Public Company to be carried on in the normal course of business, diligently and lawfully, and in substantially the same manner as they previously were carried out. Public Company will not cause its business to suffer the existence or allow the creation of any liens or encumbrances of any nature on its business, property or assets, except in the ordinary course of business consistent with past practices. Public Company shall not engage in any activities or transactions which are outside the ordinary course as conducted prior to and on the date hereof, other than certain transactions which include raising capital via private placement memorandums to accredited investors pursuant to Section 4(2)a of the SEC in order to continue operations and to clean up of the balance sheet, thru either cash payments or debt to equity conversions. In addition, Public Company will not issue, or enter into any agreements for the future issuance of any capital stock or grant any options with respect to its capital stock other than for the purposes described above, nor will the Public Company make any distributions, dividends or other payments to any affiliate or shareholders of the Public Company.

4. Public Announcements. Neither Party will make any public disclosure concerning the matters set forth in this LOI or the negotiation of the proposed Transaction without the prior written consent of the other Party. When either Party desires to make such public disclosure, after receiving such prior written consent, the disclosing Party will give the other Party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either Party is advised by counsel that disclosure of the matters set forth in this letter of intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing Party will provide the other Party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

5. Due Diligence. Each Party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other Party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other Party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each Party agrees to make available to the other Party such officers, employees, consultants, advisors and others as reasonably requested by the other Party for meetings, visits, questions and discussions concerning each other and the Transaction. Each of the Parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

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6. Exclusivity. In consideration of the mutual covenants and agreements contained herein, until the earlier of the closing of the Transaction or termination of this LOI in accordance with its terms, the Public Company and its officers, directors, employees, shareholders and other representatives will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of the Public Company, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”). Public Company and its officers or their respective affiliates will immediately notify Private Company of the receipt of any third-party inquiry or proposal relating to an Acquisition Proposal and will provide Private Company with copies of any such notice inquiry or proposal. Notwithstanding the foregoing, nothing in this Section 6 will be construed as prohibiting the Board of Directors of the Public Company from (a) making any disclosure required by applicable law to its shareholders; or (b) responding to any unsolicited proposal or inquiry to the Public Company (other than an Acquisition Proposal by a third party) by advising the person making such proposal or inquiry of the terms of this Section 6.

7. Termination. This LOI may be terminated (a) by mutual written consent of the Parties hereto, (b) by either Party if the Transaction (i) has not been consummated by March, 1, 2018, (placeholder) (ii) is enjoined by a court or a governmental body, (iii) cannot be consummated due to a material breach of any representation, warranty, covenant or agreement on the part of the other Party, which breach cannot be cured within thirty (30) days of written notice of such breach, or (iv) by either Party if a Party is not reasonably satisfied with the results of its due diligence investigation of the other Party; or (c) by Private Company if (i) the Public Company’s financial condition or capitalization changes to any material extent from that which shall be reported to Private Company in its most recently filed Annual Report on Form10-K.

8. Closing. The Transaction shall close upon the execution of Definitive Agreement and ancillary documents related thereto by the Parties.

9. Brokers. Each Party represents and warrants to the other that if they are represented by any brokers or finders entitled to any compensation with respect to the Transaction that Party shall be responsible for any compensation due to the broker or finder, and each Party agrees to indemnify and hold the other harmless from and against any expenses or damages incurred because of a breach of this representation and warranty.

10. Expenses. Except as provided in Section 11, each party will be solely responsible for any and all of its respective costs, fees and expenses, including, without limitation, expenses of legal counsel, consultants, accountants and other advisors, incurred at any time in connection with pursuing or consummating the Transaction.

11. Attorneys’ Fees. If any legal action is necessary to enforce or interpret the terms of this LOI which are binding on the Parties pursuant to Section 12, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

12. Non-Binding Nature. This LOI expresses the intention of the Parties with respect to the Transaction. This LOI does not contain all matters upon which the parties must reach agreement. This LOI will not constitute an obligation binding in any respect on any party or create any rights in favor of any party or any person, except for the parties’ agreements and obligations under Sections 3, 4, 6, 9 ,10, 11 and 12 of this LOI, which sections will be binding obligations on each of the Parties hereto. Any other obligations (legal or otherwise) will be as set forth in the Definitive Agreement.

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13. Compliance with the Securities Laws. Private Company acknowledges that it and the Private Company’s officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about Public Company. Accordingly, the Private Company will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information.

14. Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this LOI, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to affect the transaction described herein.

15. Miscellaneous.

a. Governing Law; Venue. This LOI will be governed by and construed under the internal laws of the State of New York applicable to a contract made and performed in that state, without regard to choice of law or conflict of law principles. Each Party submits to the exclusive personal jurisdiction of the state and federal courts located in New York and agrees that all actions or disputes related to this LOI shall be brought in such courts.

b. Interpretation. No provision of this LOI shall be interpreted or construed against any Party hereto solely because such Party or its legal representative drafted such provision.

c. Entire Agreement; Amendment. This LOI constitutes the entire agreement between the Parties with respect to the matters covered herein and supersedes any prior negotiations, understandings or agreements with respect to the matters contemplated hereby. This LOI may only be modified or amended in a writing signed by the Parties hereto.

d. Counterparts. This LOI may be executed by facsimile or .PDF signature and in any number of counterparts, all of which taken together shall be deemed to constitute a single original document.

This LOI will terminate at 5:00 p.m. Eastern time on December 29, 2017 unless it has been duly executed by or on behalf of the Parties prior to such time.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

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Please indicate your acceptance of the terms outlined in this LOI regarding the Transaction as set forth herein.

Sincerely,

/s/ Martin Smiley

Martin Smiley

CFO and General Counsel of mPHASE Technologies, Inc.

on behalf of the Sellers.

/s/ Ronald Durando

Ronald Durando, President and CEO

Dated: December 28, 2017

Agreed and Accepted:

Scepter Commodities, LLC

By:	/s/ Anshu Bhatnagar
	Name:	Anshu Bhatnagar
	Title:	Chief Executive Officer

	Date:	12/29/2017

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Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the SERIES A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

Section 3. Dividends. The SERIES A Preferred Stock shall bear no dividend.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of SERIES A Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to $1,000 per share. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the SERIES A Preferred Stock shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the SERIES A Preferred Stock, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed among the Holders of the SERIES A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

(b) Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

Section 5. Conversion. The record Holders of this SERIES A Preferred Stock shall have conversion rights as follows:

(i) *Right to Convert.* Each share of SERIES A Preferred Stock shall be convertible at the option of the holder thereof (except as prohibited by law), in full or in part, at the office of the Company or any transfer agent for such shares, into the number of fully paid and nonassessable shares of common stock of the Corporation provided below.

(ii) *Conversion Price.* The number of shares of common stock due upon conversion of SERIES A Preferred Stock shall be the number of shares of SERIES A Preferred Stock to be converted, multiplied by the SERIES A Issue Price, divided by the SERIES A Conversion Price, determined as hereafter provided, in effect at the time of the conversion. The SERIES A Conversion Price shall be the average of the closing "volume weighted average price" of the common stock of the Corporation for the five consecutive trading days prior to conversion; provided, however, that such Conversion Price shall be subject to adjustment as set forth below. If there has been no trading in the common stock during the five consecutive trading days prior to conversion, the SERIES A Conversion Price shall be based on the average of the closing "volume weighted average price" of the common stock for the next immediately preceding five consecutive trading days during which there has been trading in the common stock.

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been entitled to receive in such transaction had the SERIES A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the SERIES A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the SERIES A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

(iii) *No Fractional Shares*. If any adjustment under this Section 5(f) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares.

Section 6. Redemption by Company. None. The company has no redemption obligation but may elect, in its sole discretion, to redeem at the liquidation price.

Section 7. Status of Converted or Redeemed Stock. In the event any shares of SERIES A Preferred Stock shall be converted or redeemed pursuant to Section 5 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as SERIES A Preferred Stock.

Section 8. Voting Rights. The Record Holders of the SERIES A Preferred Shares shall have the right to vote on any matter with holders of common stock voting together as one (1) class. The Record Holders of the SERIES A Preferred Shares shall have that number of votes (identical in every other respect to the voting rights of the holders of common stock entitled to vote at any Regular or Special Meeting of the Shareholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action, which New Jersey law provides may or must be approved by vote or consent of the holder of common shares or the holders of other securities entitled to vote, if any.

The Record Holders of the SERIES A Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of common shares entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of common shareholders which in any way precludes the SERIES A Preferred Stock from exercising its voting or consent rights as though it is or was a common shareholder.

For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, the SERIES A Preferred Shares shall be included and shall be deemed as the equivalent of 51% of all common shares represented at and entitled to vote at such meetings.

The Record Holders of the SERIES A Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of common shares entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of common shareholders which in any way precludes the SERIES A Preferred Stock from exercising its voting or consent rights as though it is or was a common shareholder.

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For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, the SERIES A Preferred Shares shall be included and shall be deemed as the equivalent of 51% of all common shares represented at and entitled to vote at such meetings.

Section 9. Protective Provision. So long as shares of SERIES A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by New Jersey Law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of SERIES A Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

(a) alter or change the rights, preferences or privileges of the SERIES A Preferred Stock so as to affect adversely the SERIES A Preferred Stock.

(b) create any new class or series of stock having a preference over the SERIES A Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of SERIES A Preferred.

In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of SERIES A Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of SERIES A Preferred Stock, pursuant to subsection (a) above, so as to affect the SERIES A Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the SERIES A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of SERIES A Preferred Stock.

Section 10. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the SERIES A Preferred Stock.

IN WINTESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Company on this [ ] day of December 2017.
28th

MPHASE TECHNOLOGIES, INC.

By: [signature]
Name: Ronald A. Durando
Title: President and CEO

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